SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549

                              ----------------

                                 FORM 8-K/A
                              AMENDMENT NO. 2

                               CURRENT REPORT
                   PURSUANT TO SECTION 13 OR 15(D) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                              ----------------

                               APRIL 18, 1997
                    ------------------------------------
              DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

                            NIAGARA CORPORATION
              ------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

           DELAWARE                  0-22206            59-3182820
 ----------------------------    ---------------     -----------------
 (STATE OR OTHER JURISDICTION   (COMMISSION FILE    (I.R.S. EMPLOYER
       OF INCORPORATION)            NUMBER)         IDENTIFICATION NO.)

                             667 MADISON AVENUE
                             NEW YORK, NEW YORK
                   --------------------------------------
                  (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                                   10021
                                 ---------
                                 (ZIP CODE)

                               (212) 317-1000
             -------------------------------------------------
            (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                               NOT APPLICABLE
                 -----------------------------------------
                 (FORMER NAME OR FORMER ADDRESS, IF CHANGED
                             SINCE LAST REPORT)




                              EXPLANATORY NOTE

      This Amendment No. 2 on form 8-K/A, amends and restates in its entirety
Item 7 of the Form 8-K, dated May 2, 1997, as amended by Form 8-K/A, dated July 2, 1997, of Niagara Corporation ("Niagara"), relating to the acquisition by Niagara Cold Drawn Corp., a Delaware corporation and wholly owned subsidiary of Niagara, of all the outstanding shares of capital stock of LaSalle Steel Company, a Delaware corporation ("LaSalle").

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
         EXHIBITS.

            (a)   Financial Statements of Business Acquired.

      Financial Statements of LaSalle for the years ended October 31, 1996, 1995, and 1994 and for the three month periods ended January 31, 1997 and 1996 (unaudited) and Independent Auditors' Report.



                                   LaSalle Steel Company

                                   Financial Statements for the Years Ended
                                   October 31, 1996, 1995 and 1994 and for
                                   the Three-Month Periods Ended January
                                   31, 1997 and 1996 (Unaudited) and
                                   Independent Auditors' Report




LASALLE STEEL COMPANY

TABLE OF CONTENTS
-----------------------------------------------------------------------------

                                                                         PAGE

INDEPENDENT AUDITORS' REPORT                                               5

FINANCIAL STATEMENTS:

  Balance Sheets, October 31, 1996, 1995 and 1994 and January 31,
  1997 (Unaudited)                                                         6

  Statements of Income and Retained Earnings for the Years Ended
   October 31, 1996, 1995 and 1994 and the Three-Month Periods
   Ending January 31, 1997 and 1996 (Unaudited)                            7

  Statements of Cash Flows for the Years Ended October 31, 1996,
   1995 and 1994 and the Three-Month Periods Ending January 31,
   1997 and 1996 (Unaudited)                                               8

  Notes to Financial Statements                                            9



INDEPENDENT AUDITORS' REPORT

The Board of Directors
Quanex Corporation
Houston, Texas

We have audited the accompanying balance sheets of LaSalle Steel Company (a wholly owned subsidiary of Quanex Corporation), as of October 31, 1996, 1995 and 1994 and the related statements of income and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of LaSalle Steel Company as of October 31, 1996, 1995 and 1994, and the results of its operations and cash flows (as restated) for each of the years then ended.

/S/  DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Houston, Texas
February 28, 1997





LASALLE STEEL COMPANY

BALANCE SHEETS,
OCTOBER 31, 1996, 1995 AND 1994 AND JANUARY 31, 1997 (UNAUDITED)
(IN THOUSANDS)
-------------------------------------------------------------------------------------

                                              January 31,
ASSETS                                           1997        1996      1995      1994
                                              (Unaudited)

CURRENT ASSETS:
  Cash and cash equivalents                         $10        $10        $8      $39
  Accounts receivable,  net of allowance for
    doubtful accounts of $388, $422, $422,
    and $355, respectively                       19,074     13,351    16,500   15,859
  Inventories                                    23,518     23,349    25,532   24,247
  Prepaid expenses                                  157         13        13       97
  Deferred income taxes                                                           388
                                                -------------------------------------

                Total current assets             42,759     36,723    42,053   40,630
                                                -------------------------------------

PROPERTY, PLANT AND EQUIPMENT:
  Land and land improvements                      1,901      1,901       702      702
  Buildings                                       4,821      4,385     4,182    4,120
  Machinery and equipment                        25,089     21,049    19,376   18,541
  Construction in progress                          875      5,243     1,739      599
                                                -------------------------------------
                                                 32,686     32,578    25,999   23,962

   Less accumulated depreciation                (16,810)   (16,367)  (14,916) (13,649)
                                                -------------------------------------
                                                 15,876     16,211    11,083   10,313
                                                -------------------------------------
RECEIVABLE FROM PARENT                                      22,986    19,022   11,161

DEFERRED INCOME TAXES                            10,139      9,710     9,653    9,545

OTHER ASSETS                                      1,827      1,827     1,924    2,065
                                                -------------------------------------
TOTAL                                           $70,601    $87,457   $83,735  $73,714
                                                =====================================

LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
Accounts payable                                $15,674    $19,266   $21,132  $18,247
Accrued expenses                                  4,801      6,294     7,258    7,277
Income taxes payable to parent                      529      1,120       362    1,311
Deferred income taxes                               152         21        75
                                                -------------------------------------
  Total current liabilities                      21,156     26,701    28,827   26,835
                                                -------------------------------------

PAYABLE TO PARENT                                15,414

DEFERRED PENSION CREDIT                           5,456      5,466     6,363    5,234

DEFERRED POSTRETIREMENT WELFARE BENEFITS         27,743     27,595    26,495   25,651

COMMITMENTS AND CONTINGENCIES (Note 8)

STOCKHOLDER'S EQUITY:
  Common stock, $1 par value; 100,000 shares
     authorized; 1,000 shares issued and
     outstanding                                      1          1         1        1
  Retained earnings                               2,099     28,962    23,329   16,834
  Adjustment for minimum pension liability       (1,268)    (1,268)   (1,280)    (841)
                                                -------------------------------------
     Total stockholder's equity                     832     27,695    22,050   15,994
TOTAL                                           $70,601    $87,457   $83,735  $73,714
                                                ======================================


See notes to financial statements.



LASALLE STEEL COMPANY

STATEMENTS OF INCOME AND RETAINED EARNINGS
FOR THE YEARS ENDED OCTOBER 31, 1996, 1995 AND 1994 AND
THE THREE-MONTH PERIODS ENDED JANUARY 31, 1997 AND 1996
(UNAUDITED) (In Thousands)
---------------------------------------------------------------------------------------
                                     THREE MONTHS ENDED           YEAR ENDED
                                         JANUARY 31,              OCTOBER 31,
                                     ------------------  ------------------------------
                                     1997        1996      1996       1995       1994
                                      (Unaudited)

NET SALES                          $ 38,248   $ 37,625   $158,549   $170,675   $160,010

COST OF SALES                        35,219     33,983    143,153    153,552    144,778

SELLING GENERAL AND ADMINISTRA-
  TIVE EXPENSES                       1,363        970      5,037      5,662      6,614
                                    ---------------------------------------------------

OPERATING INCOME                      1,666      2,672     10,359     11,461      8,618
                                    ---------------------------------------------------

ALLOCATED EXPENSES FROM PARENT -
   Interest and capital usage           308        200      1,114        770      1,240
                                    ---------------------------------------------------

INCOME BEFORE INCOME TAXES            1,358      2,472      9,245     10,691      7,378

INCOME TAX EXPENSE                      528        994      3,612      4,196      2,884
                                   ----------------------------------------------------
NET INCOME                         $    830   $  1,478   $  5,633   $  6,495   $  4,494
                                   ====================================================
BEGINNING RETAINED EARNINGS        $ 28,962   $ 23,329   $ 23,329   $ 16,834   $ 12,340


DIVIDEND TO PARENT                  27,693
                                   ----------------------------------------------------

ENDING RETAINED EARNINGS           $ 2,099    $ 24,807   $ 28,962   $ 23,329   $ 16,834
                                   ====================================================

See notes to financial statements.




LASALLE STEEL COMPANY

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED OCTOBER 31, 1996, 1995 AND 1994 AND
THE THREE-MONTH PERIODS ENDED JANUARY 31, 1997 AND 1996
(UNAUDITED) (In Thousands) (RESTATED)
--------------------------------------------------------------------------------------
                                       Three Years Ended             Year Ended
                                          January 31,                October 31,
                                    ------------------- ------------------------------
                                      1997      1996       1996      1995       1994
                                       (Unaudited)

CASH FLOWS FROM OPERATING
  ACTIVITIES:
   Net income                       $   830    $ 1,478   $ 5,633   $  6,495   $  4,494
   Adjustments to reconcile net
     income to net cash provided
     by operating activities:
      Depreciation                      443        420     1,451      1,267      1,214
      Deferred income taxes            (298)        (2)     (320)       318       (541)
      Deferred pension costs            (10)        65      (779)       550         23
      Deferred postretirement
        welfare benefits                148        244     1,100        844      1,439

     Changes in assets and
       liabilities:
         Accounts receivable         (5,723)       286     3,149       (641)    (2,029)
         Inventories                   (169)      (263)    2,183     (1,285)        79
         Prepaid expenses              (144)      (115)                  84        (77)
     Increase (decrease) in
       liabilities:
         Accounts payable            (3,592)    (4,980)   (1,866)      2,885      2,281
         Accrued expenses            (1,493)    (1,366)     (964)        (19)       930
         Income taxes payable          (591)       632       958        (631)       580
                                    -----------------------------------------------------
     *  Net cash provided by
        (used in) operating
        activities                  (10,599)    (3,601)   10,545       9,867      8,393
                                    -----------------------------------------------------

CASH FLOWS FROM INVESTING
  ACTIVITIES -
   Payments for purchase of
     property and equipment            (108)     (929)    (6,579)    (2,037)       (838)
                                    -----------------------------------------------------
CASH FLOWS FROM FINANCING
  ACTIVITIES -
   Receivable from/payable to
     parent                          10,707     4,532     (3,964)    (7,861)     (7,593)
                                    -----------------------------------------------------
NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS                              2          2        (31)        (38)

CASH AND CASH EQUIVALENTS,
  BEGINNING OF PERIOD                    10         8          8         39          77
                                    -----------------------------------------------------
CASH AND CASH EQUIVALENTS, END
 OF PERIOD                               10        10         10          8          39
                                    =====================================================
SUPPLEMENTAL NONCASH FINANCING
  ACTIVITY  -
    Dividend to parent              $27,693

* Restated to classify changes in receivable from/payable to parent as financing activities rather than operating.

See notes to financial statements.



LASALLE STEEL COMPANY

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED OCTOBER 31, 1996, 1995 AND 1994 AND
THE THREE MONTH PERIODS ENDING JANUARY 31,1997 AND 1996
------------------------------------------------------------------------------


1. DESCRIPTION OF BUSINESS AND SALE

   LaSalle Steel Company (the "Company"), a wholly owned subsidiary of Quanex Corporation ("Quanex"), produces cold finished and special purpose steel bar products. In its Hammond, Indiana and Griffith, Indiana facilities, the Company produces cold finished bars and chrome plated bars that satisfy exacting quality and metallurgical specifications, using high quality hot finished steel bars. The Company's products are sold directly to customers in the machinery, industrial equipment, tooling, automotive, construction, material handling and farm equipment markets and are used to produce items such as clutch shafts, gear box shafts, ball joints, sprockets and drive mechanisms. Over one-half of the Company's sales are to service centers that supply the same industries. During years ended October 31, 1996, 1995 and 1994, sales to one customer accounted for $35,533,000, $38,500,000 and $40,042,000, respectively, of total net sales.

   On January 23, 1997, Quanex entered into a letter of intent for the sale of the Company's stock to Niagara Corporation ("Niagara") for an estimated purchase price of $67 million plus an additional amount for Quanex's additional taxes to be paid in connection with the sale of LaSalle. The sale is expected to close on or before March 31, 1997.

2. SIGNIFICANT ACCOUNTING POLICIES

   CASH AND CASH EQUIVALENTS - For purposes of the statement of cash flows, the Company considers highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Income taxes paid to Quanex during the years ended October 31, 1996, 1995 and 1994 totaled $3,173,000, $4,827,000 and $3,029,000, respectively.

   INVENTORIES - Inventories are valued at the lower of cost or market. Costs related to substantially all manufacturing inventories are determined by the last-in, first-out ("LIFO") method (See Note 3).

   PROPERTY, PLANT AND EQUIPMENT - Property, plant and equipment is stated at cost and is depreciated using the straight-line method over the estimated useful lives of the assets. The estimated useful lives of certain categories are as follows:

                                           Years

   Land improvements                       10-25
   Buildings                               10-40
   Machinery and equipment                  3-18

   Depreciation charged to cost of sales was $1,451,000, $1,267,000 and $1,214,000 for the years ended October 31, 1996, 1995 and 1994, respectively.

   During 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." The statement establishes accounting standards related to the impairment of long-lived assets, such as property, plant, equipment, and intangibles. The Company will adopt SFAS No. 121 in fiscal 1997 and does not expect a significant impact on its financial position or results of operations.

   INCOME TAXES - The Company is included in the consolidated income tax return of Quanex. For financial reporting purposes, current and deferred income tax expense has been computed for the Company as if it were a separate taxpayer in accordance with SFAS No. 109, "Accounting for Income Taxes." This statement requires the use of the asset and liability approach for financial accounting and reporting for income taxes (See Note 4).

   USE OF ESTIMATES - The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying amounts reflected in the balance sheets for cash and cash equivalents, accounts receivable and accounts payable approximate the respective fair values due to the short maturities of those instruments.

   ENVIRONMENTAL EXPENDITURES - Expenditures that relate to current operations are expensed or capitalized, as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to future revenues, are expensed. Liabilities are recorded when remedial efforts are probable and the costs can be reasonably estimated. Such estimates are revised as additional information becomes known.

   INTERIM FINANCIAL STATEMENTS - The Company's interim financial statements are unaudited, but include all adjustments which the Company deems necessary for a fair presentation of its financial position and results of operations. All such adjustments are of a normal recurring nature. Results of operations for interim periods are not necessarily indicative of results to be expected for the full year. All significant accounting policies for these financial statements conform to those set forth above for the audited financial statements for the years ended October 31, 1996, 1995 and 1994.

3. INVENTORIES

   Inventories consist of the following:

-----------------------------------------------------------------------------

                                       1997       1996     1995      1994
                                        (UNAUDITED)        (IN THOUSANDS)

Inventories valued at lower of
  cost (principally LIFO method)
  or market:
  Raw materials                      $8,435     $9,228   $12,407    $10,023
  Work in process and finished
    goods                            14,831     13,858    12,683     13,701
  Other                                 252        263       442        523
                                    -------    -------   -------    -------

Total                               $23,518    $23,349   $25,532    $24,247
                                    =======    =======   =======    =======

   Replacement cost exceeded the LIFO value of inventory by approximately $1,140,000 at October 31, 1995 and by $0 for all other periods presented.

4. INCOME TAXES

   Income tax expense (benefit) consists of the following:

                                                        OCTOBER 31,
                                                ----------------------------
                                                  1996     1995      1994
                                                       (In Thousands)

  Current                                        $ 3,932  $ 3,878   $ 3,425
  Deferred                                          (320)     318      (541)
                                                ----------------------------
  Total                                          $ 3,612  $ 4,196   $ 2,884
                                                ============================


   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred tax asset are as follows:


                                                     OCTOBER 31,
                                           -------------------------------
                                              1996      1995       1994
                                                   (In Thousands)

Deferred tax assets:
   Postretirement benefit obligations       $10,761    $10,333    $10,004
   Other employment benefit obligations       1,418      1,908      1,980
   Other                                        362        396        329
                                            ------------------------------

                                             12,541     12,637     12,313
                                            ==============================
Deferred tax liabilities:
   Property, plant and equipment              1,767      1,703      1,644
   Inventory                                  1,085      1,356        736
                                            -------------------------------
                                              2,852      3,059      2,380
                                            -------------------------------

Net deferred tax asset                        9,689     9,578      9,933
                                            ===============================


   Income tax expense differs from the amount computed by applying the statutory federal income tax rate to earnings before income taxes for the following reasons:

                                                       OCTOBER 31,
                                               ----------------------------
                                                 1996      1995     1994
                                                      (In Thousands)

Income tax expense at statutory federal
  tax rate                                     $ 3,236   $  3,742  $ 2,582
State income taxes, net of federal effect          362        421      289
Other                                               14         33       13
                                              -----------------------------
Total                                          $ 3,612   $  4,196  $ 2,884
                                              =============================


5. PENSION PLANS AND RETIREMENT BENEFITS

   The Company sponsors a noncontributory defined benefit pension plan, which covers substantially all hourly employees of the Company. The plan pays benefits to employees at retirement using formulas based upon years of service and job classification. Substantially all of the Company's salaried employees are covered under a pension plan sponsored by Quanex. This plan pays benefits to employees at retirement using formulas based on years of service and compensation. The Company's funding policy is generally to make the minimum annual contributions required by applicable regulations.

   The plans' funded status was as follows:

                                    Assets Exceed             Accumulated Benefit
                                     Accumulated                  Obligation
                                       Benefit                      Exceeds
                                     Obligation                     Assets
                               -------------------------   -------------------------
                                                    October 31,
                               -----------------------------------------------------
                                   1996     1995     1994      1996    1995    1994
                                                  (In Thousands)

Assets available for benefits   $ 6,709  $ 5,913  $ 5,192  $ 7,135  $ 5,012  $ 4,016
                                ----------------------------------------------------
Projected benefit obligation
  Vested                         (6,537)  (5,299)  (4,067)  (8,800)  (7,212)  (6,336)
  Nonvested                         (16)     (40)     (37)  (1,605)  (2,132)  (1,263)
                                ----------------------------------------------------
  Accumulated benefit
    obligation                   (6,553)  (5,339)  (4,104) (10,405)  (9,344)  (7,599)
  Effect of future salary
    increases                    (2,535)  (2,270)  (2,227)    (167)     (85)    (173)
                                ----------------------------------------------------
  Total projected benefit
    obligation                   (9,088)  (7,609)  (6,331) (10,572)  (9,429)  (7,772)
                                ----------------------------------------------------
Assets less than projected
   benefit obligation           $(2,379) $(1,696) $(1,139) $(3,437) $(4,417) $(3,756)
                                =====================================================
Consisting of:
  Amounts to be offset against
   future pension costs:
   Assets in excess of
     obligation at adoption         192      218      234        68       92     116
   Obligation (increase)
     decrease due to plan
     amendments                      65       77       87    (1,827)  (1,924) (2,065)
   Actuarial gains (losses)        (442)      40      582    (2,312)  (2,275) (1,668)
   Minimum liability
    adjustment                                              3,906      4,022   3,444
  Amounts recognized in
    balance sheets:
   Deferred pension credit       (2,194)  (2,031)  (1,938)  (3,272)   (4,332) (3,296)
   Accrued contribution to
    pension funds                                    (104)                      (287)
                                ----------------------------------------------------
Total                           $(2,379) $(1,696) $(1,139) $(3,437) $(4,417) $(3,756)
                                =====================================================

   In accordance with the provisions of SFAS No. 87, the Company recorded additional minimum pension liabilities as of October 31, 1996, 1995 and 1994, representing the excess of the accumulated benefit obligations over the fair value of plan assets and accrued pension liabilities. The Company recorded additional pension liabilities of $3,906,000, $4,022,000 and $3,444,000, intangible assets of $1,827,000, $1,924,000 and $2,065,000; and stockholder's equity reductions, net of income taxes, of $1,268,000, $1,280,000 and $841,000 at October 31, 1996, 1995
   and 1994, respectively.

   The projected unit credit method was used to determine the actuarial present value of the accumulated benefit obligation and the projected benefit obligation. For 1996, 1995 and 1994, the discount rates were 7.5%, 7.5% and 8.0%, respectively. The expected long-term rate of return on assets was 10% each year for the three-year period ended October 31, 1996. The assumed rate of increase in future compensation levels was 4.5% in 1996 and 1995, and 5% in 1994. The plans invest primarily in marketable equity and debt securities. Net pension costs for the above-defined benefit plans were as follows:

                                                  YEARS ENDED OCTOBER 31,
                                               -----------------------------
                                                  1996      1995     1994
                                                      (IN THOUSANDS)

Benefits earned during the year                  $  889    $  819     $ 808

Interest cost on projected benefit
  obligation                                      1,337     1,172       906

Return on plan assets                            (1,411)   (1,242)       36

Net amortization and deferral                       511       488      (837)
                                               -----------------------------
Total                                           $ 1,326   $ 1,237     $ 913
                                               =============================


   Quanex has various defined contribution plans in effect which cover certain eligible employees of the Company. The Company makes contributions to the plan subject to certain limitations outlined in the plans. Contributions to and amounts charged to compensation expense for these plans were approximately $248,000, $244,000 and $148,000 during fiscal 1996, 1995 and
   1994, respectively.


6. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

   The Company provides certain health care and life insurance benefits for eligible retired employees. Employees may become eligible for those benefits if they reach normal retirement age while working for the Company. The Company continues to fund benefit costs on a pay-as-you-go basis; and, for fiscal year 1996, the Company made benefit payments totaling $1,109,000, compared to $1,268,000 and $875,000 in fiscal 1995 and 1994, respectively.

   The following table sets forth the funded status of the Company's projected postretirement benefits other than pensions, reconciled with amounts recognized in the Company's consolidated balance sheets at:

                                                    October 31,
                                         ---------------------------------
                                            1996       1995       1994
                                                  (In Thousands)

Accumulated postretirement benefit
  obligation:
  Retirees                                $(13,876)   $(16,097)  $(15,082)
  Fully eligible active plan
    participants                            (2,958)     (2,923)    (2,704)
  Other active plan participants            (5,450)     (7,060)    (6,486)
                                         ---------------------------------
                                           (22,284)    (26,080)   (24,272)
                                         ---------------------------------
Plan assets at fair value
Accumulated postretirement benefit
  obligation in excess of plan assets (22,284) (26,080) (24,272) Unrecognized prior service cost
  (credit)                                  (1,948)     (2,153)    (2,358)
Unrecognized net (gain) loss from
  past experience different from
  that assumed and from changes
  in assumption                             (3,363)      1,738        979
                                         ---------------------------------
Accrued postretirement benefit cost        (27,595)    (26,495)   (25,651)
                                         =================================


                                                    October 31,
                                         ---------------------------------
                                            1996       1995       1994
                                                  (In Thousands)

Net periodic postretirement benefit
  cost:
 Service cost - benefits attributed
   to service during the period                397         384        497
 Interest cost on accumulated
   postretirement benefit
   obligation                                1,936       1,925      1,857
  Net amortization and deferral               (124)       (197)       (40)
                                         ---------------------------------
Net periodic postretirement benefit
  cost                                       2,209       2,112      2,314
                                         =================================

   The assumed health care cost trend rate was 9.3% in 1996, decreasing uniformly to 5.5% in the year 2003 and remaining level thereafter. The assumed discount rate used to measure the accumulated postretirement benefit obligation was 7.5%, 7.5% and 8.0% at October 31, 1996, 1995 and 1994, respectively.

   The health care cost trend rate assumption has a significant effect on the amount of the obligation and periodic cost recorded. For example, if the health care cost trend rate assumptions were increased by 1%, the accumulated postretirement benefit obligation as of October 31, 1996 would be increased by 11.3%. The effect of this change on the sum of the service cost and interest cost for the year ended October 31, 1996 would be an increase of 12.1%.

7. RELATED PARTY TRANSACTIONS

   The Company transfers all cash receipts, which are primarily collections on customer accounts, to Quanex. Quanex transfers cash to the Company to fund all payables, payroll, and other cash outflows of the Company. At October 31, 1996, 1995 and 1994, the Company had recorded net receivables from its parent of $22,986,000, $19,022,000 and $11,161,000, respectively. In January 1997, the Company declared a dividend to its parent in the amount of $27,693,000, which when taken in conjunction with normal cash transfers from Parent for operations, gave rise to a $15,414,000 payable to Parent at January 31, 1997.

   Quanex allocates corporate charges for interest and capital usage to the Company monthly based on 1.08% (13% on an annualized basis) of the prior two months average equity balance. Amounts allocated in the years ended October 31, 1996, 1995 and 1994 were $1,114,000, $770,000 and $1,240,000, respectively.

   The Company purchases certain raw materials from other divisions/subsidiaries of Quanex. During the years ending October 31, 1996, 1995 and 1994, purchases from other Quanex divisions/subsidiaries totaled $2,290,000, $2,134,000 and $2,956,000, respectively. Amounts payable to other Quanex divisions/subsidiaries at October 31, 1996, 1995 and 1994 were $120,000, $183,000, and $131,000, respectively.

8. COMMITMENTS AND CONTINGENCIES

   The Company is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, govern the discharge of materials in the environment and may require the Company to make environmental expenditures on an on-going basis. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Under applicable state and federal laws, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), also known as "Superfund," the Company may be responsible for all or part of the costs required to remove or remediate previously disposed of wastes or hazardous substances at the locations the Company owns or operates or at which it arranged for disposal of such materials. The Company's most significant involvement at Superfund sites is described below.

   During fiscal 1987, the Company paid approximately $200,000, of which approximately $130,000 has subsequently been refunded by other potentially responsible parties, in connection with a removal action at the Conservation Chemical Co. of Illinois site in the State of Indiana in accordance with an order of the Environmental Protection Agency (the "EPA") pursuant to Section 106 of CERCLA. This matter relates to hazardous substances sold to owners of the waste site by a company whose assets were purchased by Quanex and transferred to the Company. The Company was named in this matter by the EPA as a potentially responsible party. The Company and other parties named by the EPA as potentially responsible parties took various actions to comply with the EPA's order. The Company believes that the response actions contemplated by the EPA removal order have been substantially completed. In 1989, the Company withdrew from the group of potentially responsible parties because its only connection to the site was the purchase of assets, without contractually assuming liabilities, from a company that allegedly sent waste to the site. Since that time, the Company has had no involvement with the site. The need for, or extent of, any further cleanup therefore is unknown by the Company. Even if the Company is unsuccessful in asserting its defenses, it was one of numerous parties contributing cleanup funds and it has no reason to believe that those other parties generally would not be able to pay costs apportioned to them. For all of these reasons, the Company does not believe that its liability, if any, with respect to this facility, will have a material adverse effect on its business or financial position.

   The EPA has placed on the Superfund National Priorities List the Lenz
   Oil site in the State of Illinois to which a company, whose assets were purchased by Quanex and transferred to the Company, had previously sent used petroleum products. The State of Illinois previously had sent a letter to the Company allegedly stating that those materials had been disposed of improperly at that site. The Company, in conjunction with a group of parties who received similar letters, entered into a consent decree pursuant to which action was taken to address the matters referred to in the letter from the State of Illinois. The Company paid approximately $8,000 out of a $2.5 million group settlement. The Company is currently participating in a group that is assessing site conditions and further remediation options. Further liability could be asserted against the Company as a result of the EPA's actions. The company that sold its assets to Quanex is one of many companies that had sent materials to this facility. It is Quanex's understanding that such company contributed approximately 0.041% of the total volume of materials handled at this facility. The Company has no reason to believe that the other companies involved will not be financially able to contribute to any possible future cleanup efforts at this site, or that the basis for allocation of liability will substantially change. As a result of the foregoing, the Company does not believe that its liability, if any, with respect to this facility, will have a material adverse effect on its business or financial position.

   The EPA also has placed on the National Priorities List the Douglasville, or Berks Associates, Disposal Site in the Commonwealth of Pennsylvania to which the Company may have sent used petroleum products. The EPA currently is administering a multistage cleanup at the site. Liability has been asserted against the Company by a group of potentially responsible parties for contribution toward cleanup costs incurred at the facility. It is the Company's understanding that many companies sent wastes to this site and that the Company is alleged to have contributed a tiny portion of the total materials. The group of defendants and third-party defendants include a number of large companies and several agencies of the federal government that the Company has no reason to believe will not be financially able to contribute their expected share. These parties have expressed a willingness to participate in settlement efforts. Pursuant to settlement negotiations, the Company currently is classified as a de minimis contributor with a 0.01% share of past costs and a 0.00071% share of future costs. The Company anticipates that its pro-rata share of the federal government's costs will not exceed $10,000. Based on the foregoing, the Company does not believe that its liability, if any, with respect to this site, will have a material adverse effect on its business or financial position.

                               ******

                     (b)   Pro Forma Financial Information.

         Unaudited Pro Forma Consolidated Financial Statements of Niagara, NCD and LaSalle.




                                            NIAGARA CORPORATION (NIAGARA),
                                       NIAGARA COLD DRAWN CORP. (NCD) AND
                                           LASALLE STEEL COMPANY (LASALLE)

                    UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
==========================================================================

The unaudited pro forma consolidated balance sheet as of March 31, 1997 and the unaudited pro forma consolidated statements of operations for the year ended December 31, 1996 and the three months ended March 31, 1997 include the accounts of Niagara and LaSalle for the respective periods. The Acquisition is accounted for as an acquisition of the capital stock of LaSalle by Niagara's subsidiary, NCD, under the purchase method of accounting. The unaudited pro forma financial statements have been prepared to illustrate the estimated effects of the Acquisition. The pro forma financial statements were derived by adjusting the historical financial statements of Niagara and LaSalle for certain transactions pursuant to the Acquisition described in the notes to the unaudited pro forma financial statements.

The historical financial statements of LaSalle were provided by LaSalle's former parent, Quanex Corporation ("Quanex"), and, as discussed in Note 4 to the unaudited proforma consolidated balance sheet, are subject to review by Niagara and NCD. Pursuant to the LaSalle stock purchase agreement, any item disputed by Niagara and NCD is subject to binding arbitration by an independent accounting firm.

The unaudited pro forma consolidated balance sheet was prepared as if the Acquisition had occurred on March 31, 1997. The unaudited pro forma consolidated statements of operations for the year ended December 31, 1996 and the three months ended March 31, 1997 were prepared as if the Acquisition had occurred on January 1, 1996. The pro forma financial data does not purport to be indicative of the results which actually could have been obtained had such transactions been completed as of the assumed dates or which may be obtained in the future.

The pro forma financial data should be read in conjunction with the financial statements of Niagara and LaSalle.




                       Niagara Corporation (Niagara),
                     Niagara Cold Drawn Corp. (NCD) and
                      LaSalle Steel Company (LaSalle)

               Unaudited Pro Forma Consolidated Balance Sheet
                               (in thousands)

                                                                Pro forma adjustments
                                           Niagara             -----------------------     Pro Forma
March 31, 1997                          consolidated  LaSalle      Debit       Credit    consolidated
-----------------------------------------------------------------------------------------------------
Assets
Current:
    Cash and cash equivalents            $    1,230  $     10  $  66,250(1)  $ 18,454(2)  $  3,536
                                                                  20,000(3)    65,500(4)
    Accounts receivable, net                 10,198    19,030                               29,228
    Inventories                              14,177    24,258                               38,435
    Deferred income taxes                        -         37                      37(2)         -
    Other current assets                        258       121                                  379

               Total current assets          22,863    43,456      86,250      83,991       71,578

Property, plant and equipment, net           21,693    16,189      53,985(4)                91,867
Deferred income taxes                            -     10,357                  10,357(4)         -
Goodwill on prior acquisition                 2,530        -                                 2,530
Intangible assets                                -         -        9,552(4)                 9,552
Other assets, net                             1,096     1,767       1,565(5)      291(4)     2,370
                                                                                1,767(4)
---------------------------------------------------------------------------------------------------
                                          $   51,182 $ 71,769    $151,352    $ 96,406     $177,897
===================================================================================================

Liabilities and stockholders' equity
Current:
    Trade accounts payable                $  5,913   $ 19,937                             $ 25,850
    Accrued expenses and other
      liabilities                            5,264      5,143                   1,459(4)    13,931
                                                                                  500(4)
                                                                                1,565(5)

    Income taxes payable                        -          50                                   50
    Due to Quanex (income taxes
        payable)                                -          -                      580(6)       580
    Due to Quanex (post-closing
        adjustment)                             -          -                    1,574(4)     1,574
    Current maturities of long term
       debt (new facility)                      -          -                    1,000(1)     1,000
    Current maturities of long term
      debt (prior facility)                  1,549                  1,549(2)                   -
    Deferred income taxes                      211         -                                   211
---------------------------------------------------------------------------------------------------
           Total current liabilities        12,937     25,130       1,549       6,678       43,196
Payable to Quanex                               -      12,341      12,341(6)                    -
Deferred post retirement welfare
  benefits and pension credits                  -      32,501       5,027(4)                27,474
Revolver debt (new facility)                    -          -                    26,250(1)   26,250
Term Loan (new facility)                        -          -                    39,000(1)   39,000
Senior subordinated debt                        -          -        1,321(3)    20,000(3)   18,679
Long-term debt, less current
  maturities (prior
  facility)                                 16,905         -       16,905(2)                    -
Long-term debt, other                        1,909        637                                2,546
Deferred income taxes                        3,554         -                                 3,554
---------------------------------------------------------------------------------------------------
    Total liabilities                       35,305     70,609      37,143       91,928     160,699
---------------------------------------------------------------------------------------------------
Stockholders' equity:
    Common stock                                 4          1           1(4)                     4
    Additional paid-in capital              15,560         -       11,761(4)     1,321(3)   16,881
                                                                                11,761(6)
    Retained earnings                          313       2,409      2,409(4)                   313
    Adjustment for minimum pension
      liability                                 -       (1,250)                  1,250(4)       -
---------------------------------------------------------------------------------------------------
         Total stockholders' equity         15,877       1,160     14,171       14,332      17,198
---------------------------------------------------------------------------------------------------
                                        $   51,182  $   71,769   $ 51,314     $ 106,260  $ 177,897
---------------------------------------------------------------------------------------------------



                                          NIAGARA CORPORATION (NIAGARA),
                                      NIAGARA COLD DRAWN CORP. (NCD) AND

                                         LASALLE STEEL COMPANY (LASALLE)
                 NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                                          (IN THOUSANDS)
=========================================================================

1. Represents cash received of $66,250 under a revolving credit and term loan agreement entered into in connection with the Acquisition (consisting of a revolving credit loan of $26,250 and a term loan of $40,000 ($1,000 current and $39,000 long term)).

2.     Represents the repayment of NCD's prior senior indebtedness.

3. Represents cash received ($20,000) from the issuance, in connection with the Acquisition, of NCD senior subordinated debt and 285,715 shares of Niagara common stock.

4. Represents the sum of (i) the $67,074 purchase price for the Shares (estimated purchase price of $65,500 paid at closing plus a post-closing adjustment due Quanex of $1,574), (ii) estimated accrued professional fees of $1,750 ($291 of which is included in other assets and accrued expenses of Niagara at March 31, 1997) and
       (iii) estimated liability for personnel restructuring of $500. This sum ($69,324) exceeds LaSalle's stockholders' equity of $12,921 as of March 31, 1997 (which equity includes a loan from Quanex of $11,761 converted to additional paid-in capital as a result of the Acquisition) by $56,403. This excess is allocated to property, plant and equipment ($53,985- based on appraisal of LaSalle's property, plant and equipment of $70,174), intangible assets primarily consisting of LaSalle's proprietary processes, patents and trademarks ($9,552), the elimination of intangibles relating to LaSalle's pension plan ($1,767), the elimination of net deferred income taxes ($10,394) and the reduction of LaSalle's deferred post retirement welfare benefits and pension obligations ($5,027-which is subject to actuarial appraisal).

       Pursuant to the LaSalle stock purchase agreement, the post closing adjustment ($1,574) is based on the balance sheet of LaSalle as of March 31, 1997 (Closing Balance Sheet). On July 2, 1997, Niagara and NCD submitted to Quanex a statement disputing the amounts reflected on the Closing Balance Sheet for inventory reserves, doubtful account allowances and certain accrued expenses and reserves, in the aggregate amount of $2,136,584. Any disputes between Niagara and Quanex concerning such financial statements are subject to binding arbitration by an independent accounting firm. There is no assurance that these disputed items will be resolved in favor of Niagara and NCD.

5. Represents the accrual of finance and placement fees of $1,565 incurred in connection with the Acquisition.

6. Represents the reclassification of LaSalle's loan to Quanex ($12,341) to income taxes payable ($580) and to additional paid-in capital ($11,761).




                       Niagara Corporation (Niagara),
                     Niagara Cold Drawn Corp. (NCD) and
                      LaSalle Steel Company (LaSalle)

          Unaudited Pro Forma Consolidated Statement of Operations
                  (in thousands, except per share amounts)



                                                                Pro forma adjustments
                                           Niagara             -----------------------     Pro Forma
Year ended December 31, 1996            consolidated  LaSalle      Debit       Credit    consolidated
-----------------------------------------------------------------------------------------------------

Net Sales                               $   76,827   $158,750                              $235,577

Cost of products sold                       65,824    141,356                              207,180
-------------------------------------------------------------                             ------------
    Gross profit                            11,003     17,394                               28,397

Operating expenses:
    Selling, general and
administrative                               8,014   8,227       3,247(1)                   19,588
                                                                   100(2)
-------------------------------------------------------------                             ------------
    Income from operations                   2,989   9,167                                   8,809

Other income (expense):
    Interest income                            100       0                                    100
    Interest expense                        (1,536) (1,167)      5,833(3)                  (8,536)
    Other                                      126       0                                    126
-------------------------------------------------------------                             ------------
    Income before income taxes               1,679   8,000                                    499

Taxes on income                                615   3,127                    3,547(4)        195
-------------------------------------------------------------                             ------------
Net income for the period                $   1,064  $4,873      $ 9,180       3,547           304
======================================================================================================
Net income per share                     $    0.30                                         $  0.08
======================================================================================================
Weighted average common shares
outstanding                              3,602,818                                       3,887,818(5)
======================================================================================================


                        Niagara Corporation (Niagara),
                      Niagara Cold Drawn Corp. (NCD) and
                        LaSalle Steel Company (LaSalle)

           Unaudited Pro Forma Consolidated Statement of Operations
                   (in thousands, except per share amounts)


                                                                Pro forma adjustments
                                           Niagara             -----------------------     Pro Forma
Three Months ended March 31, 1996       consolidated  LaSalle      Debit       Credit    consolidated
-----------------------------------------------------------------------------------------------------

Net Sales                               $ 21,185    $ 44,249                              $ 65,434

Cost of products sold                     18,168      39,365                                57,533
-------------------------------------------------------------                             ------------
    Gross profit                           3,017       4,884                                 7,901

Operating expenses:
    Selling, general and
      administrative                       2,078       2,456         812(1)                  5,371
                                                                      25(2)
-------------------------------------------------------------                             ------------
    Income from operations                  939        2,428                                 3,530

Other income (expense):
    Interest income                          14            0                                    14
    Interest expense                       (397)        (467)      1,458(3)                 (2,322)
-------------------------------------------------------------                             ------------
    Income before income taxes              556        1,961                                   222

Taxes on income                             206          771                     890(4)         87
-------------------------------------------------------------                             ------------
Net income for the period               $   350     $  1,190    $  2,295     $   890           135
=======================================================================================================

Net income per share                    $   0.10                                             $0.03
=======================================================================================================
Weighted average common shares
  outstanding                          3,668,750                                         3,953,750(5)
=======================================================================================================



                                          NIAGARA CORPORATION (NIAGARA),
                                      NIAGARA COLD DRAWN CORP. (NCD) AND
                                         LASALLE STEEL COMPANY (LASALLE)

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                                          (IN THOUSANDS)

===========================================================================



1. Represents additional depreciation and amortization on property, plant, equipment and intangible assets of $3,247 for the year ended December 31, 1996 and $812 for the three months ended March 31, 1997. This is based on an estimated 40-year life on buildings, 14-year life on machinery and equipment, and 15-year life on intangible assets.

2. Represents additional consulting fees of $100 for the year ended December 31, 1996 and $25 for the three months ended March 31, 1997 incurred in connection with the Acquisition.

3. Represents additional interest expense of $5,833 for the year ended December 31, 1996 and $1,458 for the three months ended March 31, 1997 on the debt incurred in connection with the Acquisition.

4. Represents consolidated income tax provision at an effective tax rate of 39% on income before taxes.

5. Weighted average Niagara common shares outstanding used in the calculation of earnings per share have increased by 285,715 reflecting the shares issued in connection with the Acquisition.



                                SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          NIAGARA CORPORATION

                                    By:      /s/ MICHAEL SCHARF
                                         -----------------------------------
                                         Name:  Michael Scharf
                                         Title:  President

Date: October 27, 1997